                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934



      Date of Report (Date of earliest event reported) September 25, 1995



                          Barrett Resources Corporation
          ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                    1-13446               84-0832476
- ----------------------------    ----------------     --------------------
(State or other jurisdiction    (Commission File     (IRS Employer
 of incorporation)               Number)              Identification No.)


         1125 Seventeenth Street, Suite 2400, Denver, Colorado      80202
       -------------------------------------------------------------------
         (Address of principal executive offices)               (Zip Code)


       Registrant's telephone number, including area code (303) 297-3900
                                                          --------------
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Item 5. Other Events
        ------------

        On September 25, 1995, the Registrant issued the following press release:

"FOR IMMEDIATE RELEASE
- ----------------------
                                                      Contact: Donald H. Stevens
                                                                Laura M. Burford
                                                                  (303) 297-3900

                   BARRETT RESOURCES REPORTS FIRST FULL MONTH
                           OF POST-MERGER OPERATIONS

Denver, Colo., September 25, 1995 - Barrett Resources Corporation (NYSE: BRR) reported today that for the month of August 1995, the first full month of combined operations after its July 1995 merger with Plains Petroleum Company, its total revenues (unaudited) were $9.6 million and its net income (unaudited) was $396,000. Production for the month was 4.8 billion cubic feet of natural gas equivalent (Bcfe) after converting 151,000 barrels of oil production to an Mcf equivalent.

Barrett is releasing these results in order to end a restricted stock trading period under financial reporting rules for the use of pooling of interests method of accounting for the merger. This will permit former officers and directors of Plains to sell shares of Barrett stock.

Operating expenses for August included approximately $179,000 of salary and related compensation expense that will not be continued after September 30, 1995 because it related to employees whose positions have been eliminated as a result of the merger. Barrett anticipates that it will realize additional cost savings over the next several months as certain other duplicative costs are eliminated.

Barrett Resources is a Denver-based independent natural gas and oil exploration and production company that also is involved in gas gathering, marketing and trading activities. Barrett's properties are focused primarily in the Rocky Mountain region of Colorado and Wyoming and the Mid-Continent area of Kansas and Oklahoma. The Company's stock is traded on the New York Stock Exchange under the symbol BRR."

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  September 25, 1995              BARRETT RESOURCES CORPORATION



                                        By: /s/ JOHN F. KELLER
                                            ------------------------
                                            John F. Keller
                                            Executive Vice President



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